Exhibit 10.24
Rayonier Advanced Materials Inc.
2024 Performance Cash Unit Award Agreement

This agreement (“Award Agreement”) is entered into by and between Rayonier Advanced Materials Inc., a corporation organized under the laws of the State of Delaware, with its principal office at 1301 Riverplace Boulevard, Suite 2300, Jacksonville, FL 32207 (the "Company"), and the undersigned qualified individual ("Participant"), pursuant to the Rayonier Advanced Materials Inc. 2023 Incentive Stock Plan, as amended (the "Plan"), as of this 1st day of March 2024 (the “Effective Date”).
W I T N E S S E T H :

WHEREAS, the Compensation and Management Development Committee of the Company's Board of Directors, in its capacity as the Committee under the Plan (the "Committee"), desires to advance the best interests of the Company by recognizing the achievements of Participant and Participant’s continued responsibilities;
WHEREAS, the Committee has expressed an intention to grant a performance-based cash award to Participant which shall be in the form of cash-settled units ("Performance Cash Units"), with such Performance Cash Units to vest as provided in this Award Agreement, provided Performance Objectives are achieved, Participant remains continuously employed by the Company from the date hereof through the Vesting Date, and otherwise subject to all terms and conditions of this Award Agreement, including Schedule A, the Plan and any appendix hereto (collectively, the “Award”); and
WHEREAS, this Award Agreement is being entered into to convey the Award of Performance Cash Units to Participant.
NOW THEREFORE, in consideration of the mutual promises made herein, the parties agree as follows:
1. Definitions
All capitalized terms not expressly defined in this Award Agreement and used herein shall have the same meaning set forth in the Plan, a copy of which has been provided to Participant.
2. Award of Units; Vesting
(a) Units Awarded. Participant is hereby awarded ___ Performance Cash Units, representing Participant’s Target Award, subject in all respects to the terms of this Award Agreement, including Schedule A, and the Plan, as of the Effective Date. Each Performance Cash Unit under this Award Agreement, if earned, represents the right to receive a cash payment equal to $1 on the Vesting Date.
(b) Vesting. Participant shall become vested with respect to, and thereupon have a non-forfeitable right to, the cash payment underlying the Performance Cash Units granted pursuant to Section 2(a), subject to the terms of this Award Agreement and based on achievement of the Performance Objectives measured over the specified Performance Period, as set forth in Schedule A, which is incorporated into and made part of this Award Agreement. Any Performance Cash Units earned based on achievement of Performance Objectives will vest on March 1, 2027, or if later upon the certification of performance results and the number of earned Performance Cash Units, if any (the “Vesting Date”); provided that, Participant shall have remained continuously in the employ of the Company (or any Participating Company) from the Effective Date through the Vesting Date, except as provided in Section 2(c). The date of payment to Participant (the “Payout Date”) of shares of Stock underlying the Units shall be not later than fifteen (15) days following the Vesting Date.
(c) Termination of Employment. Except as provided (i) in Schedule A with respect to Participant’s termination of employment due to death Disability, (ii) below in this Section 2(c) with respect to Participant’s termination of employment due to Retirement; (iii) in Section 10 of the Plan in connection with a Change in Control or (iv) by the Committee in accordance with Section 6(b) of the Plan, if Participant's employment with the Company or any Participating Company, as applicable, is terminated for any reason before the Vesting Date, then all of the Performance Cash Units subject to this Award Agreement shall immediately be forfeited to the Company, and Participant shall have no further rights to such Performance Cash Units or the underlying cash from and after the date of such termination.
Upon Participant’s Retirement, the Award shall remain outstanding and continue to vest in accordance with its terms. Following the Performance Period, Participant will be paid a pro-rata portion of the shares earned, if any, pursuant to Award terms based upon achievement of the Performance Objectives, with such pro-ration based upon the portion of the full Performance Period during which Participant was employed by the Company. Any payout of shares to Participant pursuant to the Award will occur at the same time that [2024] Performance Share Units are paid to actively-employed participants generally.
(d) Withholding Taxes. On the Vesting Date, or at any other time when withholding is required under the Code or under the applicable provisions of any Applicable Law, including any federal, provincial, state or local law, relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of Participant, the Company shall have the right to require Participant to pay to the Company the amount of taxes that the Company is required to withhold as a condition precedent to the payment of the Award. In the Committee’s discretion, the Company shall have the right to retain a sufficient amount of cash underlying the then vesting Performance Cash Units held by Participant to cover the amount required to be withheld, or to withhold such amount from any other amounts due to Participant by the Company, subject to Applicable Law.
3. Restrictions; Stockholder Rights
(a) Sale; Exchange, etc. Participant acknowledges and agrees that prior to the Vesting Date the Performance Cash Units are subject to a restriction against sale, exchange, hypothecation, assignment, transfer (including by gift), pledge or other encumbrance (each, a “Transfer”), except as provided in Section 17(f) of the Plan with the prior written consent of the Committee, which consent shall require of the proposed transferee an undertaking to be bound by the terms of this Award Agreement, including forfeiture upon the termination of the employment of Participant before the Vesting Date. Any Transfer of vested Performance Cash Units shall only be undertaken in compliance with Applicable Law, including applicable securities laws and Company policies. Participant acknowledges that Participant will continue to be subject to any applicable provisions of the Plan, including without limitation Sections 15 and 16, notwithstanding the vesting or Transfer of any such Performance Cash Units.
(b) Stockholder Rights. Participant, as the owner of Performance Cash Units granted hereunder, shall not have any rights of a stockholder, including but not limited to, the right to vote or the right to receive dividends. No dividend equivalents will be credited with respect to this Award.
4. Miscellaneous
(a) Assignments and Transfers. The rights and interests of Participant under this Award Agreement may not be assigned, encumbered or transferred, except as provided for in this Award Agreement and the Plan.
(b) No Right to Employment. Neither this Award Agreement nor any action taken hereunder shall be construed as giving Participant any right to be retained in the employ of any Participating Company.
(c) Headings. The headings contained in this Award Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Award Agreement.
(d) Consistency with the Plan. The provisions of the Plan are incorporated herein by reference and shall govern as to all matters not expressly provided for in this Award Agreement. This Award Agreement, including Schedule A, is subject to all the provisions of the Plan. It is expressly agreed and understood that in the case of any inconsistency between the provisions of this Award Agreement and the Plan, the provisions of the Plan shall control, as determined in the sole judgment of the Committee.
(e) Code Section 409A. Although the Company does not guarantee to Participant any particular tax treatment relating to the Award, it is intended that the Award be exempt from Code Section 409A, or compliant with, and the regulations and guidance promulgated thereunder, specifically including the short-term deferral exception set forth in Treasury Regulation Section 1.409A-1(b)(4), and this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. The date on which the Participant’s termination of employment occurs shall be determined in accordance with Treasury Regulation Section 1.409A-1(h). Notwithstanding anything herein to the contrary, in no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on Participant by virtue of Code Section 409A or any damages for failing to comply with Code Section 409A.
(f) Choice of Law; Venue. This Award and Award Agreement will be interpreted and construed in accordance with and governed by the laws of the State of Florida (other than its conflict of law principles). Participant consents to the exclusive venue and jurisdiction of the state and federal courts located in Florida and waives any objection based on lack of jurisdiction or inconvenient forum.
(g) Clawback. The Award and any cash payment delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other similar action pursuant to applicable Plan provisions and any applicable clawback or recoupment policy of the Company, as may be in effect from time to time, or as otherwise required by law.
(h) Amendment; Waiver. This Award Agreement may be amended or modified at any time by an instrument in writing signed by the parties to this Agreement. The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
(i) Electronic Delivery and Acceptance. The Company may, in its sole discretion, elect to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
(j) No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition of cash pursuant to this Award. Participant is hereby advised to consult with his or her personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
(k) Applicable Law; Appendix. Notwithstanding any provisions in this Award Agreement, the Award shall be subject to Applicable Law and any special terms and conditions set forth in any appendix to this Agreement specific to any country outside of the U.S., which appendix shall constitute part of this Award Agreement. Moreover, if Participant relocates to a different country, any special terms and conditions in the applicable appendix for such other country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with Applicable Law or facilitate the administration of the Plan in such country.
(l) Unfunded Obligation. The Company’s obligation to make payments to Participant in cash pursuant to this Award Agreement shall be unfunded.
    IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed and delivered on the Effective Date first above written.

PARTICIPANT        RAYONIER ADVANCED MATERIALS INC.

Sign personalized document        Sign personalized document

Name: _________________        Jay Posze
Employee ID: ____________        Chief Administrative Officer and
                SVP, Human Resources